As filed with the Securities and Exchange Commission on March 11, 2021

Registration No. 333-251804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HELIUS MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3845	36-4787690
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania 18940

(215) 944-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dane C. Andreeff

Interim President and Chief Executive Officer

Helius Medical Technologies, Inc.

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania 18940

(215) 944-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillip D. Torrence, Esq.

Meredith Ervine, Esq.

Honigman LLP

650 Trade Centre Way, Suite 200

Kalamazoo, Michigan 49002

(269) 337-7700

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-251804) (the “Registration Statement”) of Helius Medical Technologies, Inc. (the “Company”) is being filed pursuant to the undertakings in the Registration Statement to update and supplement the information contained in the Registration Statement, which was previously declared effective by the Securities and Exchange Commission (the “SEC”) on January 27, 2021. Pursuant to Rule 429 of the Securities Act, this Registration Statement also serves as Post-Effective Amendment No. 1 to the Registration Statement on Form S-1MEF (No. 333-252495) initially filed with the Securities and Exchange Commission on January 27, 2021, which was effective upon filing (“462 Registration Statement” and, collectively with the Registration Statement, the “Registration Statements”). The 462 Registration Statement was filed to register additional securities in relation to the below described transactions pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”).

This Amendment is being filed to pursuant to Section 10(a)(3) of the Securities Act to update the Registration Statements to incorporate by reference the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 that was filed with the SEC on March 10, 2021, to include a statement providing for the incorporation by reference of any future filings that the Company will make with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the termination of the offering of the securities under this Amendment (excluding any documents or information or portions of such documents that are deemed to be furnished and not filed with the SEC) and make conforming changes to the undertakings included in Item 17 of this Amendment.

The closing of the transaction contemplated by the Registration Statements occurred on February 1, 2021. We issued a total of 744,936 units (each unit contained one share of common stock and one warrant to purchase 0.50 shares of common stock).

This Amendment covers the offer and sale by the Company of the shares of common stock that are issuable upon the exercise of warrants that are described in the preceding paragraph. No further offer or sale is being made by the Company of the units that are described in the preceding paragraph. In addition, this Amendment covers shares of common stock that are issuable upon the exercise of warrants issued to Ladenburg Thalmann & Co. Inc., the sole underwriter in the offering.

We previously paid to the SEC the entire registration fee relating to the shares of common stock that are the subject of this Amendment.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 11, 2021

PRELIMINARY PROSPECTUS

HELIUS MEDICAL TECHNOLOGIES, INC.

402,265 shares of Class A common stock

We are offering an aggregate of 402,265 shares of Class A common stock (“common stock”) that are issuable upon the exercise of warrants, consisting of (i) 372,468 shares of common stock underlying outstanding warrants exercisable at $16.302 per share (the “purchaser warrants”), and (ii) 29,797 shares of common stock underlying outstanding warrants exercisable at $18.525 per share that were issued to Ladenburg Thalmann & Co. Inc., the underwriter in the offering (the “underwriter warrants”, and together with the purchaser warrants, the “warrants”). We issued the warrants on February 1, 2021 as part of an underwritten public offering. No securities are being offered by this prospectus other than the shares of common stock that will be issued upon the exercise of the warrants.

Our common stock is listed on The Nasdaq Capital Market under the symbol “HSDT” and on the Toronto Stock Exchange, or TSX, under the symbol “HSM.” On March 10, 2021, the last reported sale price of our common stock as reported on The Nasdaq Capital Market was US$12.77 per share and the TSX was CAD$16.62 per share.

Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should read and carefully consider the risks described in this prospectus under the section of this prospectus entitled “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2021.

You should rely only on the information contained in this prospectus and any free-writing prospectus that we authorize to be distributed to you. We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus or any related free-writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial conditions, results of operations and prospects may have changed since that date. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus.

We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to the offering of the securities and distribution of this prospectus outside the United States. No sales of our securities under this prospectus will be made to a resident of Canada.

We obtained industry and market data used throughout this prospectus through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources.

i

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our reports, proxy statements and other information filed with the SEC are available free of charge to the public over the Internet at the SEC’s website at http://www.sec.gov. These documents may also be accessed on our website at www.heliusmedical.com. We are not including the information on our website as a part of, nor incorporating it by reference into, this prospectus or the registration statement of which it forms a part.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this prospectus and the documents incorporated by reference in their entirety including “Risk Factors” included in this prospectus and incorporated by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus before investing in our Common Stock. Unless otherwise specified or the context otherwise requires, references in this prospectus to the “Company,” “Helius,” “we,” “us”, and “our” refer to Helius Medical Technologies, Inc. and its wholly owned subsidiaries, Helius Medical, Inc., or HMI, Helius Medical Technologies (Canada), Inc., or HMC, Helius Canada Acquisition Ltd., or HCA, and Helius NeuroRehab, Inc., or HNR.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Company Overview

We are a neurotechnology company focused on neurological wellness. Our purpose is to develop, license or acquire non-invasive technologies targeted at reducing symptoms of neurological disease or trauma.

Our first product, known as the Portable Neuromodulation Stimulator, or PoNSTM, is authorized for sale in Canada as a class II, non-implantable medical device intended for use as a short term treatment (14 weeks) of gait deficit due to symptoms from multiple sclerosis, or MS, and balance deficit due to mild-to-moderate traumatic brain injury, or mmTBI, and is to be used in conjunction with supervised therapeutic exercise, or PoNS TreatmentTM. It is an investigational medical device in the United States, the European Union, or EU, and Australia, or AUS. The device is currently under review for de novo classification and clearance by the U.S. Food and Drug Administration, or the FDA, as a potential treatment for gait deficit due to symptoms of MS. It is also under premarket review by the AUS Therapeutic Goods Administration. PoNS Treatment™ is not currently commercially available in the United States, the European Union or Australia.

Corporate History

NeuroHabilitation Corporation, or NHC, a Delaware corporation, incorporated on January 22, 2013, is involved in the medical device industry. In January 2013, HMI entered into an exclusive rights agreement whereby Advanced Neuro-Rehabilitation LLC, or ANR, granted NHC exclusive worldwide rights to ANR’s trade secrets, knowhow and patent pending technology for a non-invasive means for delivering neurostimulation through the oral cavity, in exchange for a 50% equity investment in NHC and a 4% royalty of NHC’s revenue collected from (a) the U.S. sales of products covered by any claim of the patent pending rights to end users and (b) services related to the therapy or use of such products in therapy services.

On June 13, 2014, we acquired a 100% interest in NHC pursuant to a plan of merger whereby our wholly-owned subsidiary was merged with and into NHC and all of the common shares in the capital of NHC were cancelled in consideration for the issuance of an aggregate of 201,714 shares of our common stock to the shareholders of NHC. NHC, which changed its name to Helius Medical, Inc. in December 2018, is now our wholly-owned subsidiary. Prior to the transaction we had no active business.

On January 31, 2019, we formed another wholly owned subsidiary, Helius NeuroRehab, Inc., a Delaware corporation. On October 10, 2019, we formed Helius Canada Acquisition Ltd., a company incorporated under the federal laws of Canada and a wholly owned subsidiary of Helius Medical Technologies (Canada), Inc., a company incorporated under the federal laws of Canada, which acquired Heuro Canada, Inc. from Health Tech Connex Inc. on October 30, 2019.

Corporate Information

Our principal executive offices are located at 642 Newtown Yardley Road, Suite 100, Newtown, PA 18940 and our telephone number is 215-944-6100. We maintain a corporate website at www.heliusmedical.com. We make available free of charge through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports, as soon as its reasonably practicable after we electronically file such material with, or furnish such material to the SEC. We are not including the information on our website as a part of, nor incorporating it by reference into, this prospectus or the registration statement of which it forms a part. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Risk Factors Summary

Our business is subject to a number of risks that you should be aware of before making a decision to invest in our securities, as fully described under “Risk Factors” in this prospectus. The principal factors and uncertainties that make investing in our securities risky include, among others:

•	We have a history of losses and may not achieve or sustain profitability in the future;

•	We will require additional financing to carry out our plan of operations, and failure to obtain such financing may cause our business to fail;

•

We currently only have one product candidate, the PoNS device, which is authorized for commercial distribution in Canada, and we have not obtained authorization to distribute the PoNS device commercially in the United States, Europe or Australia and may never obtain such authorization;

•

We may encounter substantial delays in planned clinical trials, and planned clinical trials may fail to demonstrate the safety and efficacy of the PoNS device to the satisfaction of regulatory authorities;

•

Generation of revenue related to the PoNS technology is dependent on the PoNS Treatment being prescribed by physicians in the United States and our ability to train physical therapists in the supervision of the use of the PoNS Treatment;

•	Market awareness of the PoNS device is limited, and the neuromodulation market is new and uncertain;

•	We are dependent on third-party scientists and research institutions, in part, for research and development and on third parties for the manufacture and distribution of our product;

•	The COVID-19 pandemic and outbreaks of communicable diseases may continue to materially and adversely affect our business, financial condition and results of operations;

•	Third parties may gain access to our technology if our intellectual property protection is insufficient;

•	We may be subject to various litigation claims and legal proceedings, including intellectual property litigation, which may adversely affect our business;

•

Commercialization of our product outside of Canada is dependent on obtaining market authorization from the FDA and foreign regulatory authorities, which will require significant time, research, development, and clinical study expenditures and ultimately may not be successful;

•

Failure to secure contracts with workers’ compensation and third-party administrators or rehabilitation clinics could have a negative impact on our sales and would have a material adverse effect on our business, financial condition and operating results;

•

Failure to obtain a reimbursement code from the U.S. Department of Health and Human Services so that the PoNS device is covered by Medicare and Medicaid could have a negative impact on our intended sales and would have a material adverse effect on our business, financial condition and operating results;

•	If we fail to comply with healthcare laws, we could face substantial penalties and financial exposure;

•	We face ongoing government scrutiny and regulation in connection with the development of product candidates and following marketing authorization;

•	After commercialization, a product recall or the discovery of serious safety issues with our products could have a significant adverse impact on us; and

•	We have been the victim of a cyber-related crime, and our controls may not be successful in avoiding future cyber-related crimes.

The Offering

Issuer	Helius Medical Technologies, Inc.

Shares Offered	We are offering an aggregate of 402,265 shares of common stock that are issuable upon the exercise of warrants, consisting of (i) 372,468 shares of common stock underlying outstanding purchaser warrants exercisable at $16.302 per share and (ii) 29,797 shares of common stock underlying outstanding underwriter warrants exercisable at $18.525 per share.

Description of Purchaser Warrants	The purchaser warrants are exercisable beginning on February 1, 2021, and expire on the five year anniversary of the original issuance date and have an initial exercise price per share equal to $16.302 per share, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Description of Underwriter Warrants	The underwriter warrants are exercisable beginning on February 1, 2021, and expire on the five year anniversary of the original issuance date and have an initial exercise price per share equal to $18.525 per share, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Shares of common stock outstanding before this offering	2,311,099 shares as of March 5, 2021.

Shares of common stock to be outstanding after this offering	2,713,364 shares if the warrants sold in this offering are exercised in full.

Market and Trading Symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “HSDT” and on the TSX under the symbol “HSM.”

Use of Proceeds	Assuming that all warrants are exercised on a cash basis, we will receive gross proceeds of approximately $6.6 million. We intend to use the net proceeds of this offering for funding operations, working capital and general corporate purposes. No assurance can be given as to the number of warrants, if any, that will be exercised. We will not receive any proceeds from the sale of the shares that are purchased upon the exercise of the warrants.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the section of this prospectus entitled “Risk Factors” on page 5 of this prospectus for a discussion of factors to consider before deciding to invest in this offering.

Except as otherwise indicated, all information in this prospectus is based on 2,311,099 shares of common stock outstanding as of March 5, 2021 and excludes the shares of common stock being offered by this prospectus and issuable upon exercise of the Warrants and also excludes the following:

•	109,346 shares of common stock issuable upon the exercise of stock options outstanding as of March 5, 2021, at a weighted-average exercise price of US$155.69 per share;

•

594,186 shares of common stock issuable upon the exercise of warrants (excluding the Warrants) outstanding as of March 5, 2021, at a weighted-average exercise price of US$16.32, and 68,351 shares of common stock issuable upon the exercise of warrants outstanding as of March 5, 2021, at a weighted-average exercise price of CAD$428.75 (or US$338.46 based on the exchange rate on March 5, 2021);

•	98,082 shares of common stock reserved for future issuance under our 2018 Omnibus Incentive Plan as of March 5, 2021; and

An aggregate of 616 fully-vested restricted stock units granted prior to March 5, 2021.

All share and per share amounts for all periods presented in prospectus and the registration statement of which this prospectus forms a part have been retroactively adjusted to reflect the reverse stock split we previously effected on January 22, 2018 and for the reverse stock split effected on December 31, 2020.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this prospectus as the same may be amended, supplemented or superseded by the risks and uncertainties described in similar headings in the other documents that are filed by us after the date hereof and incorporated in this prospectus.

Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. See “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference into this prospectus includes certain statements that may constitute “forward-looking statements.” All statements contained in this Annual Report, other than statements of historical facts, that address events or developments that the Company expects to occur, are forward-looking statements. These statements are based on management’s expectations at the time the statements are made and are subject to risks, uncertainty, and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “calls for,” “could” “depends,” “estimate,” “expect,” “extrapolate,” “foresee,” “goal,” “intend,” “likely,” “might,” “plan,” “project,” “propose,” “potential,” “target,” “think,” and similar expressions, or that events or conditions “may,” “should occur” “will,” “would,” or any similar expressions are generally intended to identify forward-looking statements.

The forward-looking statements in this Annual Report include but are not limited to statements relating to: clinical development plans, product development activities, our product candidate success, plans for U.S. Food and Drug Administration, or FDA, filings and their subsequent approvals, other foreign or domestic regulatory filings by us or our collaboration partners, including filings with CE Mark and the Therapeutic Goods Administration, our ability to commercialize the product(s), either independently or with collaboration partners, the safety and effectiveness of our product candidate, the timeline for our improvement plans, our market awareness, our ability to compete effectively, the ability and limitation of our manufacturing source(s), our distribution network, the adequacy of our intellectual property protection, our future patent approvals, our future expenses and cash flow, our ability to become profitable, our future financing arrangements, our accountants’ future perspective including any going concerns, any future stock price, our ability to build the necessary commercial infrastructure and to use existing reimbursement codes or receive reimbursement codes from the American Medical Association and the U.S. Department of Health and Human Services, and our ability to receive reimbursement coverage under Medicare, Medicaid or under other insurance plans.

Such forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Helius, are inherently subject to significant business, economic, competitive political and social uncertainties and contingencies. The factors and assumptions used by management of the Company to develop such forward-looking statements include, but are not limited to, obtaining positive results of clinical trials, obtaining regulatory clearances, general business and economic conditions, the availability of financing on reasonable terms, the Company’s ability to attract and retain skilled staff, market competition, the assumption that our relationships with our manufacturer and other third parties will be maintained, the products and technology offered by the Company’s competitors and the Company’s ability to protect patents and proprietary rights.

Although we believe the expectations expressed in such forward-looking statements are based on reasonable assumptions at the time they were made, they are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from such forward-looking statements. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this Annual Report will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

USE OF PROCEEDS

Assuming that all warrants are exercised for 402,265 shares of common stock on a cash basis, we will receive gross proceeds of approximately $6.6 million, and net proceeds, after deducting estimated offering expenses, of approximately $6.5 million. We currently intend to use the net proceeds from this offering for funding operations, working capital and general corporate purposes. We may use a portion of the net proceeds for the acquisitions of businesses, products, technologies or licenses that are complementary to our business, although we have no present commitments or agreements to do so. No assurance can be given as to the number of Warrants, if any, that will be exercised.

The allocation of the net proceeds of the offering represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

The amounts and timing of our actual expenditures may vary significantly and will depend on numerous factors, including market conditions, cash generated or used by our operations, business developments and opportunities that may arise and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•	if strategic opportunities present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these factors and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending the application of the net proceeds as described above, we will hold the net proceeds from this offering in short-term, interest-bearing, securities.

MARKET INFORMATION AND DIVIDEND POLICY

Our common stock is listed on The Nasdaq Capital Market under the symbol “HSDT” and on the TSX under the symbol “HSM.” See “Prospectus Summary—Recent Developments” in this prospectus for important information about the listing of our common stock on The Nasdaq Capital Market. The Warrants will not be traded on a national securities exchange.

On March 10, 2021, the last reported sale price of our common stock as reported on (a) The Nasdaq Capital Market was US $12.77 per share and (b) the TSX was CAD$16.62 per share.

On March 5, 2020, there were approximately 31 stockholders of record for our common stock. A substantially greater number of stockholders may be “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

We have not historically paid cash dividends on our common stock. We intend to retain our future earnings, if any, to finance the expansion and growth of our business, and we do not expect to pay cash dividends on our capital stock in the foreseeable future. Payment of future cash dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with any debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, if we determine to pay any dividends in the future, there can be no assurance that we will continue to pay such dividends.

Our transfer agent is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219; Telephone: 800-937-5449.

MANAGEMENT

Directors, Executive Officers and Corporate Governance

The following table provides information as to each person who was, as of March 5, 2021 a director and/or executive officer of the Company:

Name	Age	Position
Dane C. Andreeff	55	Interim President and Chief Executive Officer and Director
Joyce LaViscount	58	Chief Financial Officer and Chief Operating Officer
Jonathan Sackier	63	Chief Medical Officer
Edward M. Straw	81	Director
Mitchell E. Tyler	67	Director
Blane Walter	50	Chairman of the Board
Jeffrey S. Mathiesen	60	Director

No Family Relationships

There is no family relationship between any director and executive officer or among any directors or executive officers.

Business Experience and Background of Directors and Executive Officers

Dane C. Andreeff

Mr. Andreeff has served as our Interim President and Chief Executive Officer since August 2020 and as a member of our Board of Directors since August 2017. Mr. Andreeff is the General Partner and Portfolio Manager at Maple Leaf Partners, LP, which owns approximately 6.0% of our outstanding common stock. Maple Leaf Partners, LP is a hedge fund founded by Mr. Andreeff, where he has been employed since 1996. In 2003, the fund was seeded by Julian Robertson’s Tiger Management and later grew to over $2 billion in assets under management. Mr. Andreeff also serves as a member of the board of directors of TraceSecurity, LLC, HDL Therapeutics, Inc. and Myocardial Solutions, Ltd. Mr. Andreeff received his Bachelor’s degree in Economics from the University of Texas at Arlington in 1989 and his Master’s degree in Economics from the University of Texas at Arlington in 1991. The Board believes that Mr. Andreeff’s extensive experience in the investment industry and capital markets and significant experience advising other companies as a board member, including multiple companies in the healthcare sector, make him a valuable member of the Board.

Joyce LaViscount

Ms. LaViscount has served as our Chief Financial Officer and Chief Operating Officer since October 2015, and she previously served as a member of our Board of Directors from March 2015 to December 2015. Prior to joining Helius, Ms. LaViscount served as chief operating officer and chief financial officer of MM Health Solutions, formerly MediMedia Health, from July 2012 to August 2015. Ms. LaViscount concurrently served as the chief financial officer of MediMedia Pharmaceutical Solutions from January 2014 to February 2015. Previously, Ms. LaViscount served as executive director/group controller North America of Aptalis Pharmaceuticals from February 2011 to July 2012. Ms. LaViscount is a Certified Public Accountant. She received a B.A. in business with a concentration in accounting from Franklin and Marshall College in 1984.

Jonathan Sackier

Dr. Sackier served as our Chief Medical Officer from December 2014 through March 2021, and now serves as a consultant to the Company. He has also served as a Visiting Professor of Surgery at the Nuffield Department of Surgical Sciences at Oxford University since 2014. From 2005 to 2014, Dr. Sackier was a Visiting Professor of Surgery at the University of Virginia and prior to that served as a Clinical Professor at the George Washington

University. Dr. Sackier has served as a director of Kypha, Inc. since July 2014, Clinvue LLC since July 2010, Brandon Medical since May 2013 and SoundPipe Therapeutics since September 2013. He previously served as a director of HemoShear Therapeutics, LLC from 2008 to 2015. He is a trustee of First Star and previously chaired the Larry King Cardiac Foundation Board of Governors. A keen pilot, Jonathan advises the Aircraft Owners & Pilots Association on medical issues germane to pilots and authors the “Fly Well” column in the association’s Pilot magazine.

Edward M. Straw

Vice Admiral Edward M. Straw, USN, (Retired) has served as a member of our Board of Directors since November 2014. He founded Osprey Venture Partners in 2011, a firm that mentors young entrepreneurs seeking investment capital and assists with business development and serves as the managing director. Previously he was president, global operations of The Estée Lauder Companies from 2000 to 2005, senior vice president global operations of the Compaq Computer Corporation from 1998 to 2000, and president of Ryder Integrated Logistics from 1996 to 1998. Prior to joining the private sector, he had a distinguished 35-year career in the U.S. Navy and retired as a three-star admiral. During his military service, Vice Admiral Straw was Director (CEO) of the Defense Logistics Agency, the largest military logistics command supporting the American armed forces. He is a member of the Defense Science Board, chairman of Odyssey Logistics and currently sits on the boards of The Boston Consulting Federal Group, Academy Securities and Lenitiv Scientific. He is a former board member of Eddie Bauer, MeadWestvaco, Ply Gem Industries and Panther Logistics. Vice Admiral Straw received a B.S. from the United States Naval Academy, an MBA from The George Washington University, and is a graduate of the National War College. Our Board of Directors believes that Vice Admiral Straw is qualified to serve as a director based on his extensive leadership experience in both the private sector and the U.S. military.

Mitchell E. Tyler

Mr. Tyler has served as a member of our Board of Directors since June 2014. Mr. Tyler is a co-inventor of the PoNS device and is co-owner and clinical director of Advanced NeuroRehabilitation LLC, a position he has held since 2009. Mr. Tyler retired in 2019 after 32 years at the University of Wisconsin as emeritus Senior Lecturer in Biomedical Engineering and Researcher in Rehabilitation Medicine. From 1998 through 2017, Mr. Tyler also served as the clinical director of the Tactile Communication and NeuroRehabilitation Laboratory. He received his M.S. in Bioengineering from University of California, Berkeley in 1985 and is currently working on his Ph.D. in Biomedical Engineering at the University of Wisconsin–Madison. Mr. Tyler is a registered professional engineer in Wisconsin. Our Board of Directors believes that Mr. Tyler is qualified to serve as a director based on his extensive knowledge of PoNS treatment and his research and development experience in the medical device industry.

Blane Walter

Mr. Walter has served as a member of our Board of Directors since December 2015 and as Chairman of the Board since August 2020. Mr. Walter is a partner at Talisman Capital Partners, a position he has held since 2011. In 1999, Mr. Walter founded inChord Communications, Inc., a global private healthcare communications company, which was acquired by inVentiv Health in 2005. Mr. Walter joined inVentiv Health as president of the Communications division in 2005 and was named Chief Executive Officer in 2008 and served in that capacity until leading the sale of the company to Thomas H. Lee Partners in 2010. Following the buyout, Mr. Walter served as vice chairman of inVentiv Group, a holding company which survived the buyout, from 2011 to August 2017. Mr. Walter received a B.S. in marketing and finance from Boston College in 1993. Our Board of Directors believes that Mr. Walter is qualified to serve as director based on his background in the healthcare and pharmaceutical industries.

Jeffrey S. Mathiesen

Mr. Mathiesen has served as a member of our Board of Directors since June 2020. Additionally, Mr. Mathiesen has served as Vice Chair and Lead Independent Director since March 2020 and as Director and

Audit Committee Chair, since 2015, of Panbela Therapeutics, Inc. (Nasdaq: PBLA), a publicly traded biopharmaceutical company developing therapies for pancreatic diseases. Mr. Mathiesen has also served as Director and Audit Committee Chair of NeuroOne Medical Technologies Corporation (OTCQB: NMTC), a publicly traded medical technology company providing neuromodulation continuous EEG monitoring and treatment solutions for patients suffering from epilepsy and other nerve related disorders, since 2017, and eNeura, Inc., a privately held medical technology company providing therapy for both acute treatment and prevention of migraine, from 2018 to 2020. Mr. Mathiesen served as Advisor to the CEO of Teewinot Life Sciences Corporation, a privately held global leader in the biosynthetic development and production of cannabinoids and their derivatives for consumer and pharmaceutical products, from October 2019 to December 2019, and served as Chief Financial Officer from March 2019 to October 2019. Mr. Mathiesen previously served as Chief Financial Officer of Gemphire Therapeutics Inc., which was acquired by NeuroBo Pharmaceuticals, Inc. (NASDAQ: NRBO) in January 2020, a publicly-held clinical-stage biopharmaceutical company developing therapies for patients with cardiometabolic disorders, from 2015 to 2018, and as Chief Financial Officer of Sunshine Heart, Inc. (NASDAQ: CHFS), a publicly-held early-stage medical device company, from 2011 to 2015. Mr. Mathiesen received a B.S. in Accounting from the University of South Dakota and is a Certified Public Accountant. Our Board believes that Mr. Mathiesen is qualified to serve as director based on his background in a broad range of responsibilities in financial and operational roles, including manufacturing, quality and procurement, in addition to traditional CFO roles in organizations with operations in North America, Europe, Southeast Asia and Australia.

Director Independence

The Board reviews its composition annually, including the determination of the independence of our directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the TSX and Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the Company’s directors, other than Messrs. Andreeff and Tyler, are independent under the standards set forth in applicable TSX and Nasdaq listing standards. In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated. The Board considered all relationships and transactions that occurred during any 12-month period within the last three fiscal years. The Board determined that the relationships would not interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

Board Leadership Structure

The Company’s Board of Directors is currently chaired by Blane Walter, an independent member of the Board.

The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and chairman of the Board. It is the Board’s view that rather than having a formal policy, the Board, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined.

The Board currently believes that, by separating the positions of Chair of the Board and Chief Executive Officer, the Board can provide significant leadership to management and strong oversight of key opportunities and risks impacting the Company. The Board may reconsider its leadership structure in connection with the appointment of a successor Chief Executive Officer to replace Mr. Andreeff, who is currently acting as Interim President and Chief Executive Officer.

Role of the Board in Risk Oversight

The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee of the Board is responsible for overseeing the management of financial risks. The Compensation Committee also is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements, and for managing risks relating to our director compensation policies and arrangements and reviewing the independence of the Board and other corporate governance matters.

Meetings of the Board of Directors

The Board of Directors met 11 times during 2020. Each current Board member who served as a director in 2020 attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current committee membership:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Jeffrey S. Mathiesen	X	*	X
Edward M. Straw	X		X	*	X
Blane Walter	X		X		X	*

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the scope, adequacy and effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee met four times during 2020. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.heliusmedical.com.

The Board of Directors reviews the Nasdaq and TSX listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent.

The Board of Directors has also determined that Mr. Mathiesen qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Mathiesen’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Compensation Committee

The Compensation Committee was established in March 2018. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of Nasdaq listing standards and TSX independence rules). The Compensation Committee met three times during 2020. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.heliusmedical.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including establishing corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and other senior management and evaluation of performance in light of these stated objectives; reviewing and recommending to the Board for approval the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer, the other executive officers and the directors; and administering the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plans and programs.

Compensation Determination: Processes and Procedures

The Compensation Committee will meet at least annually and with greater frequency if necessary and appropriate. The agenda for each meeting will be developed by the Chair of the Compensation Committee, in consultation with legal counsel or other advisers or consultants it deems necessary and appropriate. The Compensation Committee will meet regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Prior to the establishment of a formal compensation committee in March 2018, the non-employee directors of the Board performed the duties of a compensation committee and met at least four times per year, regularly in executive session, to discuss compensation. The non-employee directors invited management and other employees, outside advisors and/or consultants to join its meetings as appropriate to provide advice and background information. The Chief Executive Officer did not participate in, and was not present during, any deliberations or determinations of the non-employee directors regarding his compensation or individual performance objectives.

In fiscal 2020, the Board delegated authority to the Chief Executive Officer to grant, without any further action required by the Compensation Committee, equity awards to employees and consultants who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Board. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made the Chief Executive Officer.

Historically, the non-employee directors and, since its establishment in 2018, the Compensation Committee, have made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. Generally, the process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The Chief Executive Officer may not be present during these discussions. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Company’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established in March 2018. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards and in the TSX Company Manual). The Nominating and Corporate Governance Committee met two times during 2020. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.heliusmedical.com.

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company. Prior to the establishment of a formal nominating and governance committee in March 2018, the Board performed such duties as it did not believe a formal committee was necessary or cost efficient for a company of our size.

Generally, director nominees are identified and suggested by our directors or management using their business networks. The Nominating and Corporate Governance Committee also intends to consider director nominees put forward by stockholders. Our Amended and Restated Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting. Stockholders may recommend individuals to our Board for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Board at Helius Medical Technologies, Inc., 642 Newtown Yardley Road, Suite 100, Newtown, Pennsylvania 18940, Attention: Chairman of the Board. Such nomination must satisfy the notice, information and consent requirements set forth in our Amended and Restated Bylaws. The Board does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

The Nominating and Corporate Governance Committee does not have any specific minimum qualifications that director nominees must have in order to be considered to serve on the Board. However, the Nominating and Corporate Governance Committee does take into consideration areas of expertise that director nominees may be able to offer, including professional experience, knowledge, abilities and industry knowledge or expertise. The Nominating and Corporate Governance Committee also considers their potential contribution to the overall composition and diversity of the Board.

The Nominating and Corporate Governance Committee will conduct the appropriate and necessary inquiries (as determined by the Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, approves the slate of director nominees to be nominated for election at our annual meeting of stockholders.

The Nominating and Corporate Governance Committee considers potential nominees without regard to gender, race, color, creed, religion, national origin, age, sexual orientation or disability. In general, the Company seeks a Board that includes a diversity of perspectives and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

Non-Employee Director Compensation

We adopted a non-employee director compensation policy, effective as of June 10, 2020, pursuant to which the Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive an annual retainer of $10,000, $5,000 and $2,500, respectively, and our non-employee directors will receive board compensation in the form of an annual retainer equal to $20,000 delivered in options to purchase shares of our common stock, which vest in 12 equal monthly amounts. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending Board and committee meetings.

The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2020. As named executive officers of the Company for 2020, compensation paid to Mr. Andreeff, our Interim President and Chief Executive Officer, and Mr. Deschamps, our former President and Chief Executive Officer, for the 2019 and 2020 fiscal years is fully reflected under“—Summary Compensation Table for 2020” below.

Name	Fees earned or paid in cash ($)	Option Awards ($) (5)	Total ($)
Jeffrey Mathiesen (1)	5,000	20,000	25,000
Mitchell E. Tyler (2)	0	20,000	20,000
Edward M. Straw (3)	1,250	20,000	21,250
Blane Walter (4)	1,250	20,000	21,250

(1)	Mr. Mathiesen held 1,749 shares of common stock underlying option grants at December 31, 2020.

(2)	Mr. Tyler held 3,011 shares of common stock underlying option grants at December 31, 2020.
(3)	Vice Admiral (Retired) Straw held 3,825 shares of common stock underlying option grants at December 31, 2020.
(4)	Mr. Walter held 3,004 shares of common stock underlying option grants at December 31, 2020.
(5)

The amounts reflect the full grant date fair value for awards granted during the fiscal year ended December 31, 2020. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 4 to our audited financial statements included herein.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure discuss the compensation awarded to, earned by, or paid to:

•	Dane C. Andreeff, our Interim President and Chief Executive Officer;

•	Phillippe Deschamps, our former Chief Executive Officer;

•	Joyce LaViscount, our Chief Financial Officer and Chief Operating Officer; and

•	Jonathan Sackier, our Chief Medical Officer.

We refer to these four current or former executive officers as the “named executive officers.”

Summary Compensation Table for 2020

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers during the fiscal years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Dane C. Andreeff Interim President and Chief Executive Officer(3)	2020 2019	— —	20,000 79,144	— —		2,500 —		22,500 79,144
Philippe Deschamps Former Chief Executive Officer(4)	2020 2019	285,339 492,353	— 739,776	— —		501,588 12,373	(5) (6)	786,927 1,244,502
Joyce LaViscount Chief Financial Officer and Chief Operating Officer	2020 2019	387,080 381,955	24,340 642,705	— —	(7)	1,220 8,371	(8) (6)	412,640 1,033,031
Jonathan Sackier Former Chief Medical Officer(9)	2020 2019	200,000 336,553	25,739 462,360	40,000 —		1,650 —	(8)	267,389 798,913

(1)

The amounts reported for 2020 and 2019 include the value of stock awards granted in 2020 to Mr. Deschamps 1,759 shares with a value of $31,915), and to Ms. LaViscount (2,155 shares with a value of $38,292), and in 2019 to Mr. Deschamps (376 shares with a value of $7,961) and Ms. LaViscount (258 shares with a value of $5,457), in each case, in lieu of base salary forgone at the election of such named executive officers commencing with the pay period ending December 13, 2019 as described in the last paragraph under “Narrative Disclosure to Summary Compensation Table—Equity-Based Awards”. Mr. Deschamps’ and Ms. LaViscount’s elections to receive restricted stock awards in lieu of cash salary compensation were effective beginning with the December 13, 2019 payroll date and remained in place until May 11, 2020 for Mr. Deschamps and August 11, 2020 for Ms. LaViscount.

(2)

The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 4 to our audited financial statements included herein.

(3)

Mr. Andreeff has been employed as Interim President and Chief Executive Officer of the Company since August 23, 2020. Prior to his appointment as Interim President and Chief Executive Officer, Mr. Andreeff was a non-employee director. Mr. Andreeff has elected to take no additional compensation in return for his service as Interim President and Chief Executive Officer. The amounts in the “Option Awards” and “All

Other Compensation” columns for 2020 include an equity grant and cash compensation, respectively, that Mr. Andreeff received while serving as a non-employee director.
(4)	Mr. Deschamps stepped down from his roles as President and Chief Executive Officer and director effective August 23, 2020 upon mutual agreement with the Board.
(5)

Amounts reported for 2020 reflect that Mr. Deschamps’ employment with the Company ended as of August 23, 2020. In addition to group life insurance premiums, “All Other Compensation” for 2020 includes a $501,000 severance payment to Mr. Deschamps, payable in equal monthly installments during the twelve-month period following August 23, 2020.

(6)	Represents matching contributions to the Company’s 401(k) savings plan.
(7)	Bonus amounts for Ms. LaViscount under the annual incentive plan for the fiscal period ending December 31, 2020 have not been determined as at the date of this filing and are thus not calculable.
(8)	Represents life insurance premiums.
(9)	On March 8, 2021, Mr. Sackier transitioned from an executive officer to a consultant of the Company.

Narrative Disclosure to Summary Compensation Table

The compensation program for the Company’s named executive officers for 2020 had three components: base salary, annual cash bonus and equity grants.

Annual Base Salary

Other than Mr. Andreeff, we have entered into employment agreements with each of our named executive officers that establish annual base salaries, which are reviewed periodically by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to the Company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. There were no adjustments made to the base salaries for the Company’s named executive officers for the fiscal year 2020, as compared to fiscal year 2019.

Pursuant to the Interim President and CEO Employment Letter Agreement entered into with Mr. Andreeff on August 23, 2020, Mr. Andreeff has elected to take no additional compensation in return for his service as Interim President and Chief Executive Officer. Additionally, since he is not a member of any Board committees, Mr. Andreeff is not currently eligible for any cash retainer, which the Company only pays to the Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Annual Cash Bonus

In 2020, each of the Company’s named executive officers (other than Mr. Andreeff) had a target bonus, set forth as a percentage of annual base salary. The Board did not make any changes to the target bonuses of the named executive officers, as a percentage of base salary, for 2020. In 2020, target bonuses for Ms. LaViscount and Mr. Sackier were 40% of base salary. Mr. Deschamps’ target bonus was set at 55% of base salary.

In March 2020, the Compensation Committee recommended, and the Board approved, performance targets for fiscal 2020 that it would consider in approving bonus payments for 2020. These targets included various corporate objectives related to company revenue goals, financing goals, regulatory submissions, and compliance goals.

Equity-Based Awards

Stock Options

Our equity-based incentive awards which are mainly comprised of stock options are designed to align our interests with those of our employees and consultants, including our named executive officers. Our Compensation Committee has responsibility for granting equity-based incentive awards to our named executive officers. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

In March 2019, our Compensation Committee recommended, and our Board approved, the grant of an option to purchase 4,571 shares of common stock to Mr. Deschamps, an option to purchase 2,857 shares of common stock to Ms. LaViscount and an option to purchase 2,857 shares of common stock to Dr. Sackier pursuant to the 2018 Plan. Each of these stock options has an exercise price equal to the fair market value of a share of common stock as of the grant date, as determined in accordance with our 2018 Plan, and vests in equal monthly installments over the 48-month period following the grant date.

In September 2019, our Compensation Committee recommended, and our Board approved, the grant of an option to purchase 4,285 shares of common stock to Ms. LaViscount pursuant to the 2018 Plan. The stock option has an exercise price equal to the fair market value of a share of common stock as of the grant date, as determined in accordance with our 2018 Omnibus Incentive Plan (as amended, the “2018 Plan”). 25% of the shares subject to the grant vest on September 23, 2020, and the remaining shares vest in equal monthly installments over the remaining 36 months.

In April 2020, our Compensation Committee approved, the grant of an option to purchase 1,428 shares of common stock to Mr. Sackier. The stock option has an exercise price equal to the fair market value of a share of common stock as of the grant date, as determined in accordance with our 2018 Plan, and vests in annual installments on each of the first four anniversaries of the date of grant subject to the holder’s continuous service with the Company.

In October 2020, our Compensation Committee approved, the grant of an option to purchase 1,714 shares of common stock to Mr. Sackier, and an option to purchase 2,857 shares of common stock to Ms. LaViscount pursuant to the 2018 Plan. Each of these stock options has an exercise price equal to the fair market value of a share of common stock as of the grant date, as determined in accordance with our 2018 Plan, and vests in annual installments on each of the first two anniversaries of the date of grant subject to the holder’s continuous service with the Company or earlier upon a Termination of Employment without Cause (as such terms are defined in the 2018 Plan).

Salary-for-Stock Program

In December 2019, we entered into an arrangement, as approved by our Board, with each of Mr. Deschamps and Ms. LaViscount whereby Mr. Deschamps and Ms. LaViscount elected to receive shares of common stock in lieu of a portion of each of their respective cash salary compensation. Mr. Deschamps and Ms. LaViscount elected to reduce their base cash salaries by approximately 19% and 17%, respectively, in exchange for fully vested shares of restricted stock granted pursuant to the 2018 Plan. The value of the shares is equal in value to the amount of cash salary forgone, with the actual number of shares issuable on each payroll date calculated based on the closing trading price of our common stock on the Nasdaq Capital Market as of such payroll date. Mr. Deschamps’ and Ms. LaViscount’s elections to receive restricted stock awards in lieu of cash salary compensation were effective beginning with the December 13, 2019 payroll date and remained in place until May 11, 2020 for Mr. Deschamps and August 11, 2020 for Ms. LaViscount. As of December 31, 2020, Mr. Deschamps had received 2,135 shares and Ms. LaViscount had received 2,413 shares pursuant to these elections.

Retirement Benefits and Other Compensation

Our named executive officers do not participate in, or otherwise receive any benefits under, any pension or deferred compensation plan sponsored by us. During 2019, we matched contributions made by our employees, including our named executive officers, to the Company’s 401(k) savings plan. In 2020, we suspended the safe harbor match and moved to a discretionary, profit-sharing match and began providing life insurance benefits to our named executive officers. Our named executive officers were eligible to participate in our employee benefits, including health insurance benefits, on the same basis as our other employees. We generally do not provide perquisites or personal benefits except in limited circumstances.

Employment Agreements and Payments upon Termination or Change in Control

Philippe Deschamps

On June 13, 2014, we entered into an employment agreement with Philippe Deschamps to serve as our President and Chief Executive Officer. We amended the employment agreement on September 1, 2014. Pursuant to the employment agreement, Mr. Deschamps initially received a base salary at an annualized rate of $250,000, which was subsequently increased to $400,000 following the Company’s achievement of certain financing thresholds. On April 17, 2017, the Board approved an increase of his base salary to $416,000. In addition to Mr. Deschamps’ base salary, he had the opportunity to receive a target annual bonus of 30% of the base salary, conditional upon, and subject to upward or downward adjustment based upon, achievements and individual goals to be established in good faith by the Board of Directors and Mr. Deschamps. On April 26, 2018, the Compensation Committee recommended to the Board, and the Board approved a 3% increase to Mr. Deschamps’ base salary to $428,480. On March 5, 2019, the Compensation Committee recommended to the Board and the Board approved, a 17% increase to Mr. Deschamps’ base salary to $501,000 effective March 31, 2019 and a target annual bonus of 55% of such salary.

The employment agreement provided that if Mr. Deschamps was terminated without cause or if Mr. Deschamps resigned for good reason (each as defined in Mr. Deschamps’ employment agreement), Mr. Deschamps would be entitled to an aggregate amount equal to the sum of his base salary and the earned portion of his annual bonus paid for the year preceding the year of his termination of which such amount is to be paid in equal monthly installments during the twelve month period following such termination of employment.

On August 23, 2020, the Company entered into a separation agreement with Philippe Deschamps. Pursuant to the separation agreement, Mr. Deschamps resigned from all positions as an officer or employee of the Company and all of the Company’s subsidiaries and as a member of the Board effective as of such date. The separation agreement provided that Mr. Deschamps would receive certain benefits that he was entitled to receive under his employment agreement, as amended, in connection with a termination for good reason. Accordingly, under the separation agreement, subject to non-revocation of a general release and waiver of claims in favor of the Company, the Company agreed to pay Mr. Deschamps a total of $501,000 less required deductions and withholdings, in equal monthly installments during the twelve-month period following the date of the separation agreement. Mr. Deschamps remains subject to the non-compete and non-solicitation provisions in his employment agreement during the twelve-month period following the Mr. Deschamps’ date of termination, and pursuant to the separation agreement, has agreed to certain customary standstill restrictions through the end of the period that is two years from the separation date.

Joyce LaViscount

On October 19, 2015, we entered into an employment agreement with Joyce LaViscount to serve as our Chief Financial Officer and Chief Operating Officer. Pursuant to the employment agreement, Ms. LaViscount received a base salary at an annualized rate of $300,000 for her employment term, which is at-will. On April 17, 2017, the Board approved an increase of her base salary to $336,000. In addition to Ms. LaViscount’s base salary, she had the opportunity to receive a target annual bonus of 25% of the base salary, conditional upon, and subject to upward or downward adjustment based upon achievements and individual goals to be established in good faith by our Chief Executive Officer and Ms. LaViscount. On April 26, 2018, the Compensation Committee recommended to the Board, and the Board approved, a 3% increase to Ms. LaViscount’s base salary to $346,080. On March 5, 2019, the Compensation Committee recommended to the Board, and the Board approved, a 12%

increase to Ms. LaViscount’s base salary to $387,080, effective March 31, 2019, and a target annual bonus of 40% of such salary.

If Ms. LaViscount is terminated without cause or if she resigns for good reason (each as defined in Ms. LaViscount’s employment agreement), Ms. LaViscount is entitled to an aggregate amount equal to the sum of her base salary and the earned portion of her annual bonus paid for the year preceding the year of her termination, of which such amount is to be paid in equal monthly installments during the twelve month period following such termination of employment.

Jonathan Sackier

On December 1, 2014, we entered into an employment agreement with Jonathan Sackier to serve as our Chief Medical Officer. Pursuant to the employment agreement, Dr. Sackier received a base salary at an annualized rate of $300,000 for his employment terms, which is at-will. In addition to Dr. Sackier’s base salary, he shall have the opportunity to receive a target annual bonus of 25% of the base salary, conditional upon, and subject to upward or downward adjustment based upon, achievements and individual goals to be established in good faith by our Chief Executive Officer and Dr. Sackier. On April 17, 2017, our Board of Directors approved a 4% increase in Dr. Sackier’s base salary to $312,000. On April 26, 2018, the Compensation Committee recommended to the Board, and the Board approved a 3% increase to Dr. Sackier’s base salary to $324,480. On March 5, 2019, the Compensation Committee recommended to the Board and the Board approved, a 12% increase to Dr. Sackier’s base salary to $360,000 effective March 31, 2019 and a target annual bonus of 40% of such salary. On December 1, 2019, Dr. Sackier agreed to take a temporary salary reduction to $200,000. This salary reduction remained in place throughout fiscal year 2020. On March 8, 2021, Mr. Sackier transitioned to a consulting role, pursuant to a consulting agreement with the Company. Pursuant to the consulting agreement, Mr. Sackier resigned from his position as an executive officer effective as of March 8, 2021, and forfeited all rights to severance under his original employment agreement. The consulting agreement provides that Mr. Sackier will receive compensation of $23,333 for the first month of engagement and then $20,000 per month thereafter, in exchange for certain services. The consulting agreement will terminate on March 8, 2022, unless the parties mutually agree in writing to extend the term. If the term is extended, the Company may terminate the consulting agreement upon 12 months’ notice.

Dane C. Andreeff

On August 23, 2020, we entered into an Interim President and CEO Employment Letter Agreement with Mr. Andreeff. Mr. Andreeff has elected to take no additional compensation in return for his service as Interim President and Chief Executive Officer. However, Mr. Andreeff will continue to be eligible to receive the equity retainer granted annually to the Company’s non-employee directors. Currently, pursuant to the non-employee director compensation policy that the Company adopted effective as of the date of the 2020 annual meeting of stockholders, the Company’s non-employee directors receive an annual equity retainer equal to $20,000 delivered in the form of options to purchase shares of the Company’s Class A Common Stock. Since he will not be a member of any Board committees, Mr. Andreeff is not eligible for any cash retainer, which the Company only pays to the Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Equity Incentive Plans

Our named executive officers all have outstanding awards under (i) our 2014 Equity Incentive Plan (as amended, the “2014 Plan”), (ii) our 2016 Omnibus Incentive Plan (as amended, the “2016 Plan”), and (iii) the 2018 Plan.

Under the 2014 Plan, all awards vest immediately upon the Company’s public announcement of a change of control. Under the 2014 Plan, a change of control is generally (i) the direct or indirect acquisition by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders; (ii) a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are continuing directors; (iii) the sale or exchange by the Company (in one or a series of transactions) of all or substantially all of its assets to any other person or entity; or (iv) approval by the shareholders of the Company of a plan to dissolve and liquidate the Company. However, all awards held by named executive officers under the 2014 Plan were fully vested as of December 31, 2020.

Under the 2016 Plan and the 2018 Plan, the Compensation Committee may provide, in individual award agreements or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a termination of employment or change in control. Accordingly, in October 2020 when the compensation committee granted stock options to our named executive officers, the individual award agreements provided for accelerated vesting of such options upon termination of employment without “Cause” or for “Good Reason” (each as defined in the 2018 Plan) or upon a change in control.

Outstanding Equity Awards at December 31, 2020

The following table sets forth certain information about equity awards granted to our named executive officers that remain outstanding as of December 31, 2020.

Stock Options

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Dane C. Andreeff	428	143	(1)	363.30	8/8/2027
	428	0	(2)	384.65	5/15/2028
	511	0	(3)	236.60	3/28/2029
	875	875	(4)	19.08	6/10/2030
Philippe Deschamps (5)	0
Joyce LaViscount	571	0	(6)	438.20	3/16/2025
	4,285	0	(7)	112.00	10/21/2025
	3,428	0	(8)	187.25	7/13/2026
	3,428	1,143	(9)	284.55	4/17/2027
	1,476	809	(10)	384.65	5/15/2028
	714	2,143	(11)	236.60	3/28/2029
	1,339	2,946	(12)	60.55	9/23/2029
	0	2,857	(13)	13.825	10/5/2030
Jonathan Sackier	2,285	0	(14)	445.20	12/8/2024
	3,428	0	(8)	187.25	7/13/2026
	3,428	1,143	(9)	284.55	4/17/2027
	1,476	809	(10)	384.65	5/15/2028
	714	2,143	(11)	236.60	3/28/2029
	0	1,428	(15)	11.20	4/16/20230
	0	1,714	(13)	13.825	10/5/2030

(1)	This option was granted on August 8, 2017. The shares vest in equal annual installments over 4 years from the date of grant.
(2)	This option was granted on May 17, 2018. All of the shares subject to the option have vested.

(3)	This option was granted on March 28, 2019. All of the shares subject to the option have vested.
(4)	This option was granted on June 10, 2020. The shares vest in monthly annual installments over 12 months from the date of grant.
(5)	Following the termination of Mr. Deschamps’ employment on August 23, 2020, his remaining unvested options were forfeited pursuant to the terms of the applicable award agreements.
(6)	This option was granted on March 16, 2015. All of the shares subject to the option have vested.
(7)	This option was granted on October 21, 2015. All of the shares subject to the option have vested.
(8)	This option was granted on July 13, 2016. All of the shares subject to the option have vested.
(9)	This option was granted on April 17, 2017. The shares vest in equal monthly installments over 48 months from the date of grant.
(10)	This option was granted on May 15, 2018. The shares vest in equal monthly installments over 48 months from the date of grant.
(11)	This option was granted on March 28, 2019. The shares vest in equal annual installments over 4 years from the date of grant.
(12)

This option was granted on September 23, 2019. 25% of the shares subject to the grant vest on September 23, 2020, and the remaining shares vest in equal monthly installments over the remaining 36 months.

(13)	This option was granted on October 5, 2020. The shares vest in equal annual installments over 2 years from the date of grant.
(14)	This option was granted on December 8, 2014. All of the shares subject to the option have vested.
(15)	This option was granted on April 16, 2020. The shares vest in equal annual installments over 4 years from the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Related-Person Transactions

The following includes a summary of transactions since January 1, 2017 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 (which is less than 1% of the average of our total assets at year end for the last two completed fiscal years), and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.”

Consulting Agreement with Montel Media, Inc.

In April 2016, we entered into a consulting agreement with Montel Media, Inc. (“Montel Media”), an owner of over 5% of our common stock at the time, pursuant to which Montel Media provides consulting services for the promotion of our clinical trials and ongoing media and marketing strategies. Under the agreement, Montel Media receives $15,000 per month. This consulting agreement was terminated in February 2018. We paid Montel Media $0, $45,000 and $0.2 million for the years ended December 31, 2019, 2018 and 2017, respectively, pursuant to the consulting agreement.

Consulting Agreement with Clinvue LLC

Our Chief Medical Officer, Jonathan Sackier, was a founding member of Clinvue LLC, which provided regulatory advisory services for the Company. Clinvue ceased operations as of December 31, 2018. We paid Clinvue LLC approximately $0.1 million for consulting services in each of the years ended December 31, 2018 and 2017. We made no payments to Clinvue for the year ended December 31, 2019.

November 2019 Public Offering

In November 2019, we issued 137,571 shares of our common stock in an underwritten public offering. Entities affiliated with Maple Leaf Partners, LP, for which Dane C. Andreeff, our Interim President and Chief Executive Officer and director, serves as General Partner and Portfolio Manager, purchased approximately $0.2 million, or 16,326, of the shares of common stock offered thereby. Each share of common stock was purchased at a price of $12.25 per share.

October 2020 Private Placement

In October 2020, we issued 187,646 shares of common stock and warrants to purchase an aggregate of 93,817 shares of common stock, for an aggregate purchase price of approximately $3.4 million. Entities affiliated with Maple Leaf Partners, L.P., for which Dane C. Andreeff, our Interim President and Chief Executive Officer serves as General Partner and Portfolio Manager, purchased 33,778 shares and warrants to purchase 16,887 shares for an aggregate purchase price of $620,000, and Ms. LaViscount, our Chief Financial Officer and Chief Operating Officer purchased 1,089 shares and warrants to purchase 544 shares for an aggregate purchase price of $20,000. Such affiliated purchasers participated on the same terms and conditions as all other purchasers, except that they had a purchase price of $18.354 per unit, and their warrants have an exercise price of $16.1665 per share.

Pursuant to the securities purchase agreement for the October 2020 Private Placement, if we issue any shares of common stock or common stock equivalents for cash consideration, indebtedness or a combination thereof, with certain exceptions, within twelve months of the closing of the private placement, each purchaser who subscribed for at least $250,000 in the private placement has the right to participate in up to such purchaser’s pro rata portion of 30% of the such subsequent financing on the same terms, conditions and price provided for in the subsequent financing.

Indemnification

The Company provides indemnification for its directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company’s Amended and Restated Bylaws, the Company is required to indemnify its directors and officers to the extent not prohibited under Delaware or other applicable law. The Company has also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under applicable law and the Company’s Amended and Restated Bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 5, 2021 by: (i) each director; (ii) each of our named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require that we include shares of common stock issuable pursuant to the vesting of warrants and the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 5, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those warrants or options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table is based on information supplied by officers, directors and principal stockholders and Schedule 13D, Schedule 13G and Section 16 filings, if any, with the SEC. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Helius Medical Technology, Inc., 642 Newtown Yardley Road, Suite 100, Newtown, Pennsylvania 18940.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares of Common Stock	Percent of Total
Columbus Capital Management LLC (2)	160,805	9.9
A&B (HK) Company Limited (3)	71,306	3.1
Sabby Volatility Warrant Master Fund, Ltd. (4)	81,632	3.5
Philippe Deschamps (5)	22,371	1.0
Joyce LaViscount (6)	20,630		*
Jonathan Sackier (7)	31,618	1.4
Edward M. Straw (8)	3,919		*
Mitchell E. Tyler (9)	26,299	1.1
Blane Walter (10)	6,126		*
Dane C. Andreeff (11)	119,762	5.2
Jeffrey S. Mathiesen (12)	1,458		*
All current executive officers and directors as a group (7 persons) (13)	209,811	9.1

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 2,311,099 shares outstanding on March 5, 2021, adjusted as required by rules promulgated by the SEC.

(2)

Includes 146,520 shares of common stock, and 14,285 shares of common stock issuable upon the exercise of warrants. Columbus Capital Management, LLC, which serves as the general partner and investment manager to each of Columbus Capital QP Partners, L.P., Columbus Capital Partners, L.P., and Columbus Capital Offshore QP Fund, LTD. (collectively “the Funds”), and Mr. Matthew D. Ockner, as Managing Member of Columbus Capital Management, LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of common stock held by the Funds. The business address of Matthew D. Ockner is 1 Embarcadero Center, Suite 1130, San Francisco, CA 94111. The percentage in this table reflects that the reporting persons may not exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 9.99% of our then outstanding common stock following such exercise.
(3)

Includes 71,306 shares of common stock. Dr. Lam Kong is the sole officer and director of each A&B and A&B Brother Limited (“A&B BVI”). The business address of A&B BVI is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. The business address of Dr. Lam Kong is Unit 2106, 21/F, Island Place Tower, 510 King’s Road, North Point, Hong Kong.

(4)

Includes 81,632 shares issuable upon the exercise of warrants. Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), Sabby Management, LLC (“Sabby Management”) and Hal Mintz have shared voting and investment power with respect to these shares. Sabby Management serves as the investment manager of Sabby; Mr. Mintz is manager of Sabby Management. The address for Sabby is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The address for Sabby Management and Mr. Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(5)

Mr. Deschamps stepped down from his roles as President and Chief Executive Officer and director effective August 23, 2020 upon mutual agreement with the Board. The information presented is based on the former officer’s last filed Form 4 and company records.

(6)	Includes 4,239 shares of common stock, 15,847 shares of common stock issuable upon the exercise of stock options, and 544 shares of common stock issuable upon the exercise of warrants.
(7)	Includes 20,096 shares of common stock and 11,522 shares of common stock issuable upon the exercise of stock options.
(8)	Includes 71 shares of common stock and 3,848 shares of common stock issuable upon the exercise of stock options.
(9)	Includes 23,701 shares of common stock and 2,598 shares of common stock issuable upon the exercise of stock options.
(10)	Includes 2,414 shares of common stock and 3,712 shares of common stock issuable upon the exercise of stock options.
(11)

Includes 47,054 shares of common stock and 12,350 shares of common stock issuable upon the exercise of warrants held by Maple Leaf Partners, L.P., 11,498 shares of common stock and 3,376 shares of common stock issuable upon the exercise of warrants held by Maple Leaf Partners I, L.P., 29,009 shares of common stock and 8,162 shares of common stock issuable upon the exercise of warrants held by Maple Leaf Discovery I, L.P., 3,484 shares of common stock and 1,433 shares of common stock issuable upon the exercise of warrants held by Maple Leaf Offshore, Ltd., 571 shares on common stock held directly by Mr. Andreeff and 2,825 shares of common stock issuable upon the exercise of stock options held directly by Mr. Andreeff. Mr. Andreeff has sole voting and dispositive power over shares held by Maple Leaf Partners, L.P., Maple Leaf Partners I, L.P., Maple Leaf Discovery I, L.P. and Maple Leaf Offshore, Ltd.

(12)	Consists of 1,458 shares of common stock issuable upon the exercise of stock options.
(13)	Includes 142,137 shares of common stock, 41,809 shares of common stock issuable upon the exercise of stock options, and 25,865 shares of common stock issuable upon the exercise of warrants.

DESCRIPTION OF SECURITIES

The following is a brief description of the shares of common stock we are offering and of the Warrants pursuant to which they may be acquired.

Description of Purchaser Warrants

Exercisability. The purchaser warrants were immediately exercisable upon issuance, and expire on the date that is five years after their original issuance. The purchaser warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice. In no event may the purchaser warrants be net cash settled.

Exercise Limitation. A holder will not have the right to exercise any portion of the purchaser warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of our then outstanding common stock following such exercise; provided, however, that upon prior notice to us, such holder may increase its ownership, provided that in no event will the ownership exceed 9.99%, as such percentage ownership is determined in accordance with the terms of the purchaser warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The purchaser warrants have an exercise price of $16.302 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at the time a holder exercises its purchaser warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the purchaser warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the purchaser warrant.

Transferability. Subject to applicable laws, the purchaser warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the purchaser warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the purchaser warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the purchaser warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the purchaser warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the warrant following such fundamental transaction. Additionally, as more fully described in the Warrant, in the event of certain fundamental transactions, the holders of the purchaser warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the purchaser warrants on the date of consummation of the transaction.

Rights as a Stockholder. Except as otherwise provided in the purchaser warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a purchaser warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the purchaser warrant.

Description of the Underwriter Warrants

The material terms and provisions of the underwriter warrants being offered pursuant to this prospectus are summarized above in the section entitled “Description of Purchaser Warrants.” The terms of the underwriter warrants are substantially similar to the purchaser warrants, except that the exercise price of the underwriter warrants is $18.525 and the expiration date is five years from the consummation of sales in this offering.

The summary of some provisions of the purchaser warrants and underwriter warrants is not complete, and is qualified in its entirety by, the provisions of the purchaser warrants and underwriter warrant. For the complete terms of the warrants, you should refer to the form of purchaser warrant and underwriter warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Description of Capital Stock

The following description of our capital stock and provisions of our Certificate of Incorporation and Amended and Restated Bylaws are summaries. You should also refer to the Certificate of Incorporation and the Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our Certificate of Incorporation authorizes us to issue up to 150,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are currently undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

As of March 5, 2021, there were (i) 2, 311,099 shares of common stock outstanding; (ii) no outstanding shares of preferred stock; (iii) 109,346 shares of common stock issuable upon the exercise of outstanding stock options; (iv) 662,537 shares of common stock issuable upon the exercise of outstanding warrants; and (v) 616 fully-vested shares of restricted stock outstanding. At a special meeting of our stockholders on December 28, 2020, our stockholders approved a reverse split of our outstanding common stock at a ratio in the range of 1-for-5 to 1-for-35 to be determined at the discretion of our Board of Directors, whereby each outstanding 5 to 35 shares would be combined, converted and changed into 1 share of our common stock, to enable the Company to comply with Nasdaq’s continued listing requirements. Following such meeting, our board of directors approved a final reverse stock split ratio of 1-for-35. We filed with the Secretary of State of the State of Delaware a Certificate of Amendment to our Certificate of Incorporation to effect the reverse stock split. The reverse stock split was effective as of 5:00 pm Eastern Time on December 31, 2020, and our common stock began trading on a split adjusted basis on The Nasdaq Capital Market and TSX on January 4, 2021. All share and per share amounts presented herein have been retroactively adjusted to reflect the reverse stock split.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority under our Certificate of Incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder (in one transaction or a series of transactions);

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

•

any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Amended and Restated Bylaws

Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board of directors, only be filled by a majority vote of the directors then serving on the board of directors, even though less than a quorum.

Our Amended and Restated Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminate the right of stockholders to act by written consent without a meeting. Our Amended and Restated Bylaws also provide that only our Chairman of the board of directors, Chief Executive Officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our Amended and Restated Bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

Our Certificate of Incorporation and Amended and Restated Bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2/3% or more of our outstanding Common stock. As described above, our Certificate of Incorporation gives our board of directors the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our Amended and Restated Bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

The provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action. Our Certificate of Incorporation further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

Participation Rights of Investors in October 2020 Private Placement

Pursuant to the securities purchase agreement for the October 2020 Private Placement, if we issue any shares of common stock or common stock equivalents for cash consideration, indebtedness or a combination thereof, with certain exceptions, within twelve months of the closing of the private placement, each purchaser who subscribed for at least $250,000 in the private placement has the right to participate in up to such purchaser’s pro rata portion of 30% of the such subsequent financing on the same terms, conditions and price provided for in the subsequent financing.

Registration Rights of A&B

Pursuant to the terms of convertible notes issued to A&B (HK) Company Limited in October 2015 and December 2015, we agreed to register any shares issued upon the conversion of such convertible notes upon the request of A&B (HK) Company Limited. As of March 5, 2021, A&B (HK) Company Limited beneficially owned 71,306 shares of common stock that were issued upon the conversion of such convertible notes.

PLAN OF DISTRIBUTION

Pursuant to the terms and conditions of the Warrants, shares of common stock will be issued to warrant holders who properly exercise the Warrants and deliver the payment of the exercise price of the Warrants.

Transfer Agent and Registrar

The transfer agent and the registrar for the Company is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219; Telephone: 800-937-5449.

Common Stock Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “HSDT” and on the TSX under the symbol “HSM.”

LEGAL MATTERS

Honigman LLP, Kalamazoo, Michigan, will issue a legal opinion as to the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting, incorporated by reference herein. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any document previously incorporated by reference herein have been modified or superseded.

We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any documents or information or portions of such documents that are deemed to be furnished and not filed with the SEC), including all filings filed pursuant to the Exchange Act after the date of the registration statement and prior to effectiveness of the registration statement, and following effectiveness of the registration statement and until the termination or completion of the offering of the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 10, 2021;

•	our Current Reports on Form 8-K filed with the SEC on March 5, 2021, January 19, 2021, February 1, 2021 and March 11, 2021; and

•

the description of our Class  A Common Stock included in our registration statement on Form 8-A filed on April 4, 2018, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Helius Medical Technologies, Inc., Attn: Chief Financial Officer, 642 Newtown Yardley Road, Suite 100, Newtown PA 18940, or via e-mail at inquiry@heliusmedical.com. Our phone number is (215) 944-6104.

You also may access these filings on our website at http://www.heliusmedical.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

402,265 shares of Class A common stock

PRELIMINARY PROSPECTUS

The date of this prospectus is             , 2021.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement. All amounts are estimates except the Securities and Exchange Commission registration fee.

Amount to be Paid
SEC registration fee	0
Legal fees and expenses	50,000
Printing expenses	1,000
Accountant’s fees and expenses	5,000
Transfer agent and registrar fees	500
Miscellaneous expenses	1,000
Total	57,500

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated bylaws provide that: (1) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (2) we may, in our discretion, indemnify our other officers, employees and agents as set forth in the Delaware General Corporation Law; (3) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors and executive officers in connection with certain legal proceedings; (4) the rights conferred in the bylaws are not exclusive; (5) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents; and (6) we may secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have entered into indemnification agreements with our directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and our Certificate of Incorporation. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by the registrant in the three years preceding the date of this registration statement.

On March 18, 2020, we entered into a securities purchase agreement with certain purchasers, pursuant to which we agreed to sell and issue to such purchasers, in a registered direct offering, an aggregate of 178,776 shares of our common stock, at $12.25 per share. Pursuant to the purchase agreement, in a concurrent private placement, on March 20, 2020 we issued to the purchasers warrants to purchase up to 178,776 shares of common stock. The warrants are exercisable beginning on September 21, 2020 at an exercise price of $16.10 per share and expire on September 22, 2025. H.C. Wainwright & Co., LLC acted as placement agent for the private placement.

On October 21, 2020, we entered into a securities purchase agreement with certain purchasers, pursuant to which we agreed to sell and issue, in a private placement, an aggregate of 187,646 shares of common stock. Pursuant to the Purchase Agreement, we also issued 93,817 Warrants. The Warrants have an initial exercise price of $15.82 per share and expire on October 26, 2023, except that Warrants issued to insiders, and affiliates of insiders, have an initial exercise price of $16.1665 per share and expire on October 26, 2023. Joseph Gunnar & Co., LLC acted as placement agent for the Company in connection with the private placement. The Company issued warrants to the Joseph Gunnar & Co., LLC to purchase 961 shares of common stock, with an exercise price of $19.775 per share.

In March 2018, we issued 15,874 shares of common stock upon the exercise of warrants at an exercise price of $236.25 per share. During the second quarter of 2018, we issued 405 shares of common stock upon the exercise of warrants at an exercise price of CAD$262.50 per share. The issuance of these securities was exempt from registration pursuant to Regulation S of the Securities Act as an offering outside the United States. During the third quarter of 2018, we issued 1 share of common stock upon the exercise of warrants at an exercise price of CAD$262.50 per share. The issuance of these securities was exempt from registration pursuant to Regulation S of the Securities Act as an offering outside the United States.

In December 2017, we issued 18,457 units in a multi-tranche private placement with certain of our officers and directors and other accredited investors. Each unit consisted of one share of common stock and one share purchase warrant and had a purchase price of $343.00 per share of common stock. Each warrant entitled the holder to acquire one additional share of common stock for a period of 36 months following the closing of the private placement at an exercise price of $428.75 per share.

Unless otherwise noted, the transactions described in Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act in that such sales did not involve a public offering, under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701, or under Rule 506 of Regulation D promulgated under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibit Number	Exhibit

1.1	Underwriting Agreement dated as of January 28, 2021, by and between Helius Medical Technologies, Inc. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 1.1 to Form 8-K filed on February 1, 2021)

3.1	Certificate of Conversion filed with the Delaware Secretary of State on July 18, 2018 (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed August 9, 2018)

3.2	Certificate of Incorporation, as corrected (incorporated by reference to Exhibit 3.1 to the Form 8-K filed October 30, 2018)

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on December 31, 2020)

3.4	Bylaws as amended and restated (incorporated by reference to Exhibit 3.3 to the Form 10-Q filed August 9, 2018)

4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 of Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed on January 20, 2021 (File No. 333-251804)).

4.2	Warrant Agency Agreement dated as of February 1, 2021, by and between Helius Medical Technologies, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 to Form 8-K on February 1, 2021)

4.3	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.3 of Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed on January 20, 2021 (File No. 333-251804))

5.1	Opinion of Honigman LLP (incorporated by reference to Exhibit 5.1 to Form S-1 filed January 20, 2021)

5.2	Opinion of Honigman LLP (incorporated by reference to Exhibit 5.1 to Form S-1MEF filed January 27, 2021)

10.1*	Separation and Release Agreement between Helius Medical Technologies, Inc. and Philippe Deschamps, dated August 23, 2020 (incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on August 25, 2020)

10.2*	Interim President and CEO Employment Letter Agreement Between Helius Medical Technologies, Inc. and Dane C. Andreeff dated August 23, 2020 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on August 25, 2020)

10.3*	Consulting Agreement between Helius Medical Technologies, Inc. and Jonathan Sackier, dated March 8, 2021 (incorporated by reference to Exhibit 10.3 to the Form 10-K filed with the SEC on March 10, 2021)

10.4*	Consulting Agreement between Helius Medical, Inc. and Mitch Tyler, dated December 10, 2014 (incorporated by reference to Exhibit 10.5 to the Form 10-12G filed with the SEC on February 6, 2015)

10.5	License Agreement between Advanced NeuroRehabilitation, LLC and Yuri Danilov, Mitchell Tyler, Kurt Kaczmarek and John Klus, dated June 29, 2011 (incorporated by reference to Exhibit 10.8 to the Amendment to Form S-1 filed with the SEC on September 23, 2014)

10.6	Amended and Restated Patent Sub-License Agreement between Advanced NeuroRehabilitation, LLC and Helius Medical, Inc, having an effective date of January 22, 2013 (incorporated by reference to Exhibit 10.1 to the Form S-1 filed with the SEC on July 14, 2014)

Exhibit Number	Exhibit

10.7	Second Amended and Restated Patent Sub-License between Advanced NeuroRehabilitation, LLC and Helius Medical, Inc, dated June 6, 2014, but having an effective date of January 22, 2013 (incorporated by reference to Exhibit 10.7 to the Form S-1 filed with the SEC on July 14, 2014)

10.8	Master Cooperative Research and Development Agreement between Helius Medical, Inc, Advanced NeuroRehabilitation, LLC, Yuri Danilov, Mitchell Tyler, Kurt Kaczmarek and U.S. Army Medical Material Agency and U.S. Army Medical Material Development Activity, dated effective February 1, 2013 (incorporated by reference to Exhibit 10.2 to the Form S-1 filed with the SEC on July 14, 2014)

10.9	Notice of Modification No. 1 to Cooperative Research and Development Agreement between Helius Medical, Inc., Advanced NeuroRehabilitation, LLC, Yuri Danilov, Mitchell Tyler, Kurt Kaczmarek and U.S. Army Medical Material Agency and U.S. Army Medical Material Development Activity, dated April 29, 2014 (incorporated by reference to Exhibit 10.5 to the Form S-1 filed with the SEC on July 14, 2014)

10.10	Notice of Modification No. 2 to Cooperative Research and Development Agreement between Helius Medical, Inc., Advanced NeuroRehabilitation, LLC, Yuri Danilov, Mitchell Tyler, Kurt Kaczmarek and U.S. Army Medical Material Agency and U.S. Army Medical Material Development Activity, dated January 12, 2015 (incorporated by reference to Exhibit 10.12 to the Form 10-12G filed with the SEC on February 6, 2015)

10.11	Design and Manufacturing Consultant Agreement between Helius Medical, Inc. and Clinvue, LLC, dated January 30, 2013 (incorporated by reference to Exhibit 10.3 to the Form S-1 filed with the SEC on July 14, 2014)

10.12	Commercial Development-to-Supply Program between Helius Medical, Inc. and Ximedica, dated October 25, 2013 (incorporated by reference to Exhibit 10.4 to the Form S-1 filed with the SEC on July 14, 2014)

10.13*	Employment Agreement between Helius Medical Technologies, Inc. and Joyce LaViscount, dated October 19, 2015 (incorporated by reference to Exhibit 10.3 to the Form 10-Q filed with the SEC on February 16, 2016)

10.14‡	Asset Purchase Agreement between the Company and A&B (HK) Company Limited, dated as of October 9, 2015 (incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on October 16, 2015)

10.14.1	Amendment to Asset Purchase Agreement between the Company and A&B (HK) Company Limited, dated as of October 30, 2017 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on November 2, 2017)

10.14.2	Supplemental Agreement to Asset Purchase Agreement Dated October 9, 2015, between Helius Medical, Inc. and A&B (HK) Company Limited, dated as of August 15, 2018 (incorporated by reference to Exhibit 10.27 to the Form 10-K filed March 14, 2019)

10.15	Sole-source cost sharing contract between Helius Medical, Inc. and the U.S. Army Medical Research and Materiel Command (USAMRMC) dated as of July 7, 2015 (incorporated by reference to Exhibit 10.22 to the Form S-1 filed with the SEC on May 4, 2016)

10.15.1	Amendment to Sole-Source Cost Sharing Contract between Helius Medical, Inc. and the U.S. Army Medical Research and Materiel Command (USAMRMC), dated November 7, 2016 (incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on November 21, 2016)

10.16*	Amended and Restated June 2014 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 to the Form 10-Q filed with the SEC on November 9, 2017)

Exhibit Number	Exhibit

10.16.1*	2014 Stock Incentive Plan Form of Option Grant Agreement (incorporated by reference to Exhibit 10.23.1 to the Transition Report on Form 10-K filed with the SEC on April 3, 2017)

10.17*	2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.25 to the Transition Report on Form 10-K filed with the SEC on April 3, 2017)

10.17.1*	Amendment Number 1 to the 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.25.1 to the Transition Report on Form 10-K filed with the SEC on April 3, 2017)

10.17.2*	Amendment Number 2 to the 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-8 filed with the SEC on May 18, 2017)

10.17.3*	2016 Omnibus Incentive Plan Form of U.S. Option Grant Agreement (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-8 filed with the SEC on May 18, 2017)

10.17.4*	2016 Omnibus Incentive Plan Form of Canada Option Grant Agreement (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-8 filed with the SEC on May 18, 2017)

10.18	Commercial lease agreement dated March 29, 2017 between Helius Medical, Inc. and 660 Tudor Square, L.P. (incorporated by reference to Exhibit 10.26 to the Transition Report on Form 10-K filed with the SEC on April 3, 2017)

10.19†	Employment agreement between Helius Medical Technologies, Inc. and Jennifer Laux, dated July 9, 2018, (incorporated by reference to Exhibit 10.1 to the Form 10-Q filed August 9, 2018)

10.20*	2018 Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to the Form 10-Q filed November 8, 2018)

10.20.1*	2018 Omnibus Incentive Plan Form of Option Grant Agreement (incorporated by reference to Exhibit 10.3 to the Form 10-Q filed November 8, 2018)

10.20.2*	2018 Omnibus Incentive Plan Form of Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.4 to the Form 10-Q filed November 8, 2018)

10.20.3*	2018 Omnibus Incentive Plan Form of Option Grant Agreement—2020 Retention Grant (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on October 7, 2020)

10.21	Warrant Indenture dated April 18, 2016 by and between Helius Medical Technologies, Inc. and Computershare Investor Services Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Form 8-K filed April 18, 2016 and amended on April 20, 2016)

10.22	Form of Warrant Indenture dated April 13, 2018 by and between Helius Medical Technologies, Inc. and Computershare Trust Company of Canada (incorporated by reference to Exhibit 4.1 to the Form 8-K filed April 12, 2018)

10.23	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed March 18, 2020)

10.24+	Form of Securities Purchase Agreement dated October 21, 2020 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on October 26, 2020)

10.25*	Non-Employee Director Compensation Policy, effective as of June 10, 2020 (incorporated by reference to Exhibit 10.5 to the Form 10-Q filed on November 12, 2020)

10.26	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K filed March 18, 2020)

10.27	Form of Warrant to Purchase Common Stock issued pursuant to the Securities Purchase Agreement, dated October 21, 2020 (incorporated by reference to Exhibit 4.1 to the Form 8-K filed on October 26, 2020)

Exhibit Number	Exhibit

10.28	Form of Indemnification Agreement (incorporated by reference to 10.24 to the Form 10-K filed on March 10, 2021)

21.1	Subsidiaries of Helius Medical Technologies, Inc. (incorporated by reference to Exhibit 21.1 to the Form 10-K filed March 10, 2021)

23.1	Consent of BDO USA, LLP

23.2	Consent of Honigman LLP (included in Exhibit 5.1 and Exhibit 5.2 hereto)

24.1**	Power of Attorney

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Indicates a management contract or compensatory plan.
**	Previously filed.
‡	Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been granted with respect to this omitted information.
#

Schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish any omitted schedules or exhibits upon the request of the Securities and Exchange Commission. A list of the omitted schedules and exhibits to this agreement is as follows: Exhibit A: Schedule of Purchasers; Exhibit B: Form of Warrant; Exhibit C: Accredited Investor Qualification Questionnaire; Exhibit D: Bad Actor Questionnaire; and Exhibit E: Selling Stockholder Questionnaire.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17.	Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, State of Pennsylvania, on March 11, 2021.

Helius Medical Technologies, Inc.

By:	/s/ Dane C. Andreeff
Dane C. Andreeff
Interim President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dane Andreeff	Interim President, Chief Executive Officer (Principal Executive Officer) and Director	March 11, 2021
Dane Andreeff

/s/ Joyce LaViscount Joyce LaViscount	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	March 11, 2021

*	Director	March 11, 2021
Edward M. Straw

*	Director	March 11, 2021
Jeffrey Mathiesen

*	Director	March 11, 2021
Mitchell E. Tyler

*	Director	March 11, 2021
Blane Walter

*By: /s/ Dane Andreeff
Attorney-in-fact